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                                                                EXHIBIT 99(b)(1)

[NATIONAL BANK FINANCIAL LOGO]

Montreal, April 9, 2003

AXCAN PHARMA INC.
597 Laurier Blvd
Mont Saint-Hilaire, Quebec
J3H 6C4

Attention: Jean Vezina
           Vice-President Finance

Dear Sirs:

Re:  US$150,000,000 Credit Facilities
-------------------------------------

                               ARRANGEMENT LETTER

You have informed us of your proposed direct or indirect acquisition of all outstanding shares of SALIX Pharmaceuticals Ltd. ("Target") through a public offer for a price payable in cash. You have advised us that the offer will be conditional upon the tendering of sufficient shares to permit Axcan Pharma Inc. ("Axcan") or one of its Canadian or U.S. wholly-owned subsidiary to become owner of all remaining shares of Target by way of a merger with Target under terms whereby the resulting entity will be a wholly-owned subsidiary of Axcan. The proposed acquisition is referred to herein as the "Transaction".

In connection with the Transaction, you have requested US$150,000,000 in credit facilities to be made available to Axcan in order to provide a portion of the financing for the Transaction and to repay and replace Axcan's existing credit facilities.

National Bank of Canada is pleased to confirm to Axcan its commitment to underwrite (the "Underwriter") the Credit Facilities described in the attached term sheet (the "Term Sheet"), subject to the terms and conditions provided in this letter and the Term Sheet and to act as administrative agent (the "Agent") for the Lenders with respect to the Credit Facilities. National Bank Financial Inc. is also pleased to confirm its willingness to act as Lead Arranger (the "Arranger") and Sole Bookrunner in connection with the Credit Facilities. This letter is referred to herein and in the Term Sheet, at times, as the "Arrangement Letter" or, when referred to collectively with the Term Sheet, as the "Commitment".

As consideration for the Commitment and the agreement of the Agent and the Arranger to perform the services described herein with respect to the Credit Facilities, you agree to pay the fees contemplated in the Fee Letter delivered to you concurrently herewith and abide by the terms of such Fee Letter.

You agree that no other agent or arranger will be appointed, no other titles will be awarded and no compensation other than contemplated by the Term Sheet or the Arrangement Letter will be paid in connection with the Credit Facilities unless you and the Arranger agree.

                          The Exchange Tower
                          130 King Street West, Suite 3200, P.O. Box 21 Toronto, Ontario M5X 1J9
                          (416) 869-3707

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                                       -2-

The Arranger intends to solicit commitments for the Credit Facilities from other financial institutions in amounts sufficient to allow the Underwriter to achieve its desired hold level of US $40,000,000 in the Credit Facilities. The Arranger intends to commence such syndication efforts promptly upon the Transaction being publicly announced. You agree to assist the Arranger in its efforts to syndicate the Credit Facilities. Such assistance will include (i) provision of all financial and other information reasonably deemed necessary by the Arranger to successfully complete the syndication efforts, (ii) assistance in the preparation of a syndication memorandum and all other marketing materials to be used in connection with the syndication, and (iii) as requested by the Arranger, meetings and other direct contacts between the prospective lenders and senior management and advisors of Axcan and, to the extent possible, Target.

The Commitment is also subject to: (i) there being no facts, events or circumstances, now existing or hereafter arising, which come to the Arranger's attention and which, in the Arranger's good faith determination, materially adversely affect the business, assets, financial condition, operations or prospects of Axcan or your ability to consummate the Transaction; (ii) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in the Arranger's judgment, could materially impair the syndication of the Credit Facilities; and
(iii) the Arranger's satisfaction that prior to and during the syndication of the Credit Facilities, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by you or on your behalf. Upon the occurrence of any of such events, the Arranger and the Underwriter may terminate the Commitment and will have no further obligation hereunder or in connection with the Credit Facilities.

It is understood and agreed that the Underwriter shall be entitled, after consultation with the Borrower at any time before, on or after execution of the definitive documentation in respect of the Credit Facilities to change the pricing and structure of the Credit Facilities if the Underwriter determines that such changes are necessary to ensure a successful syndication of the Credit Facilities as determined by the Underwriter in a timely manner (provided that the aggregate amount of the Credit Facilities remains unchanged from that outlined in this Arrangement Letter).

You hereby represent and covenant that:

(a) all information provided to the Arranger and the Underwriter (the "Information") that has been or will be made available by you or any of your representatives is or will be, when furnished, complete and correct in all material respects (provided that the information concerning Target is limited to publicly available information) and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made; and

(b) all financial projections that have been or will be submitted will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities, we may use and rely on the Information and all such financial projections without independent verification thereof.

You agree to reimburse and indemnify the Arranger, the Agent and the Lenders committing to participate in the Credit Facilities in respect of their reasonable expenses as set forth in the Term Sheet, whether or not definitive credit documentation (collectively, the "Credit Documentation") is executed and delivered or the Transaction is consummated.

                          The Exchange Tower
                          130 King Street West, Suite 3200, P.O. Box 21 Toronto, Ontario M5X 1J9
                          (416) 869-3707

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                                       -3-

This Commitment is delivered to you with the understanding that neither this letter or the Term Sheet not their substance shall be disclosed to any third party without our prior written consent, except those in confidential relationship to you, such as legal counsel or accountants, or as required by law or any court or governmental agency (and in each such event of permitted disclosure you agree promptly to inform us).

If you agree with the contents of this letter and the Term Sheet, please sign and return to us the enclosed copy of this letter no later than 5:00 p.m. Eastern Time on April 10, 2003. Our Commitment will terminate at such time unless: (i) an executed copy of this letter signed by you has been delivered to us, and (ii) you have made payment of the portions of the Commitment Fee to be paid on delivery and acceptance of our Commitment. Moreover, our Commitment will also terminate at 5:00 p.m. on the earlier of (y) the date you confirm your intention not to proceed with the Credit Facilities or the Transaction, and (z) July 9, 2003 if the Credit Documentation has not been executed and the conditions precedent to the initial drawdown have not been fulfilled prior to such date, or such later date as may be agreed on between the Borrower and the Arranger as a result of an extension of the initial expiry date of the Transaction bid.

We look forward to working with you.

Sincerely,

NATIONAL BANK FINANCIAL INC.,           NATIONAL BANK OF CANADA,
as Arranger                             as Underwriter and Agent


By:     /s/ Laura Dottori                 By:     /s/ Laura Dottori
     ----------------------------            ----------------------------


By:     /s/ Brian Smith                   By:     /s/ Brian Smith
     ----------------------------            ----------------------------


AGREED TO AND ACCEPTED THIS 9TH DAY OF APRIL 2003.


  AXCAN PHARMA INC.

  By:     /s/ Jean Vezina
        -------------------------

  Name:   Jean Vezina
        -------------------------

  Title:  V.P. Fin. & CFO
        -------------------------

                          The Exchange Tower
                          130 King Street West, Suite 3200, P.O. Box 21 Toronto, Ontario M5X 1J9
                          (416) 869-3707

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                         SUMMARY OF TERMS AND CONDITIONS
                       (All dollar amounts in US dollars)

THIS SUMMARY OF TERMS AND CONDITIONS IS NOT MEANT TO BE, NOR SHOULD IT BE CONSTRUED AS, AN ATTEMPT TO DEFINE ALL OF THE TERMS AND CONDITIONS OF THE TRANSACTION CONTEMPLATED HEREIN, NOR IS IT INTENDED TO REFLECT SPECIFIC DOCUMENT PHRASING THAT COULD EXIST IN A FINAL CREDIT AGREEMENT. IT IS INTENDED ONLY TO OUTLINE THE BASIC BUSINESS POINTS AGREED TO BY THE PARTIES BASED UPON WHICH LEGAL DOCUMENTATION MIGHT BE STRUCTURED.

ALL CAPITALIZED TERMS AND EXPRESSIONS USED HEREIN SHALL BE DEFINED IN THE CREDIT AGREEMENT, IF NOT OTHERWISE DEFINED HEREIN.

1    BORROWER

     Axcan Pharma Inc. (THE "BORROWER").

2    GUARANTORS

     The Borrower's Material Subsidiaries (collectively, the "GUARANTORS").

3    AMOUNT

     Credit facilities totaling up to an aggregate of $150,000,000 (The "COMMITMENTS" or the "CREDIT FACILITIES").

4    LEAD ARRANGER & SOLE BOOKRUNNER

     National Bank Financial Inc. ("NBF").

5    UNDERWRITER AND ADMINISTRATIVE AGENT

     National Bank of Canada ("NBC").

6    LENDERS

     NBC and a group of Lenders to be determined in consultation with the Borrower.

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7    CREDIT FACILITIES

     FACILITY 1:    Up to $75,000,000 Revolving Credit Facility.

     FACILITY 2:    Up to $75,000,000 Non-Revolving Term Facility.

8    PURPOSE

     The Credit Facilities can be utilized by the Borrower as follows:

     FACILITY 1:    To finance a portion of the purchase price to be paid for
                    the Shares in connection with the Acquisition, the refinancing of existing credit facilities, to pay fees and expenses associated therewith and for general corporate purposes.

     FACILITY 2:    To finance a portion of the purchase price to be paid for
                    the Shares in connection with the Acquisition, the refinancing of existing credit facilities, to pay fees and expenses associated therewith.

9    CLOSING DATE

     The date when Phase I is completed and the initial drawdown under the Credit Facilities is made, which shall be no later than July 9, 2003 or such later date as may be agreed on between the Borrower and the Arranger as a result of an extension of the initial expiry date of the Bid (the "Closing Date").

10   TERM

     FACILITY 1:    Initially, three (3) years from the Closing Date. Available as follows:

                    364-DAY REVOLVING PERIOD
                    Available on a fully revolving basis (the "REVOLVING PERIOD"). The Borrower may, prior to the end of the Revolving Period, request an extension of the Revolving Period for an additional 364 days.

                    2-YEAR TERM PERIOD
                    In the event the Lenders elect not to extend the Revolving Period, the Borrower shall have the option of converting the amounts then outstanding under the Revolving Term Facility to a non-revolving credit with a final maturity date (the "TERM PERIOD MATURITY DATE") which is two

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                    (2) years from the then current Revolving Period Maturity
                    Date (the "TERM PERIOD").

     FACILITY 2:    Three (3) years from the Closing Date.

11   DRAW DOWN AVAILABILITY

     Upon completion of all documentation and satisfaction of Conditions Precedent to initial drawdown, availability will be as follows:

     Subsequent to the Borrower having utilized its cash and cash equivalents, for up to an aggregate amount satisfactory to the Arranger, drawdowns under the Credit Facilities will occur firstly under Facility 2, and then under Facility 1.

     One drawing may be made under the Credit Facilities on the Closing Date to purchase Shares in connection with the Bid and permit completion of Phase
     I. In addition, additional drawings may be made after the date of initial drawing for the purpose of funding the take up of Shares tendered during Phase II. A final drawing may be made on the date of completion of Phase II (which shall occur no later than 90 days after the Closing Date) to pay that portion of the consideration for the Shares and related fees and expenses that become due and payable upon completion of Phase II. No additional drawings may be made under Facility 2 after the completion of Phase II.

     Following completion of Phase I, drawdowns may be made under Facility 1 at the Borrower's option, on a revolving basis.

12   CAPITAL REPAYMENTS

     FACILITY 1:    During the Term Period, quarterly repayments with a maximum bullet payment not to exceed 50% of the loan amount.

     FACILITY 2:    No repayments during the first year following the Closing
                    Date. Quarterly repayments of 12.5% of the loan amount during year 2 and 3.

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13   MANDATORY PREPAYMENTS

     FACILITY 2:    (A)  ASSET TRANSACTIONS: Prepayments in the amount of all of the net after-tax cash proceeds of the sale or other disposition of, or insurance on account of any loss of, any property or assets of the Borrower or any Guarantor
                         (including, after completion of Phase II, Target and its subsidiaries), payable no later than thirty (30) days following the date of receipt, other than (i) net cash proceeds of sales or other dispositions of accounts receivable and inventory in the ordinary course of business and (ii) disposition of property in an aggregate net amount (i.e. net of property purchased in replacement) not exceeding in any fiscal year 5% of the Borrower's consolidated assets as at the end of the previous fiscal year.

                    (B) EQUITY OFFERINGS: Prepayments in an amount equal to 100% of the net cash proceeds received from the issuance of any equity (other than through the exercise of options), hybrid equity, income trust or similar securities of the Borrower and its Material Subsidiaries, payable no later than the first Business Day following the date of receipt, unless the Lenders have consented to such net proceeds being reserved for an acquisition to take place within 12 months from the receipt of such proceeds.

                    (C) INCURRENCE OF INDEBTEDNESS: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence of Debt by the Borrower and its Material Subsidiaries other than Permitted Debt.

                    (D) CASH FLOW SWEEP: Prepayments in an amount equal to 50% of the Excess Cash Flow.

     FACILITY 1:    During Term Period, items (A), (B) and (C) of the above will also apply.

     Any Mandatory Prepayments will be applied in inverse order of maturity.

14   VOLUNTARY PREPAYMENTS

     The Credit Facilities may be prepaid, in whole or in part, without premium or penalty, subject to customary breakage costs.

15   TYPE OF ADVANCES

     Drawings under the Credit Facilities may be done by way of:

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     FACILITY 1:    Canadian Prime Rate Loans, U.S. Base Rate Loans, Banker's
                    Acceptances ("BA"), Libor loans, Letters of Credit ("LC") or Letters of Guarantee ("LG") or any combination thereof. LC's and LG's will be limited to $7,500,000.

     FACILITY 2:    U.S Base Rate Loans or Libor loans or any combination
                    thereof.

16   INTEREST RATES AND FEES

     Refer to Schedule A.

17   SECURITY

     The Credit Facilities and each Guaranty will be secured by fully perfected first priority security interests in all assets, including without limitation, all personal, real and mixed property of the Borrower and the Guarantors, subject to exceptions to be agreed on based on constraints resulting from applicable law (except for Permitted Liens).

     For greater certainty, the Security will include a pledge of the stock of each Material Subsidiary and a security interest in all inter-company debt owed to the Borrower or a Guarantor.

     It is understood that, at the time of and after completion of the Bid but prior to the completion of Phase II, the pledge with respect to the Shares will be limited to the Shares acquired pursuant to the Bid and shall charge such Shares as and when they are acquired.

     As the foregoing Security relating to Target and its subsidiaries will not be available until Target is 100% owned by the Borrower, the Borrower will undertake to cause Target and its Material Subsidiaries to provide the same Security as outlined above upon completion of Phase II.

     (collectively, the "SECURITY DOCUMENTS").

18   CONDITIONS PRECEDENT TO INITIAL DRAWDOWN

     Customary for this type of transaction including but not limited to the following which shall be, in form and substance, satisfactory to the Lenders and their counsel:

     1. A credit agreement (the "Credit Agreement") articulating in greater detail the terms and conditions contained herein and all other such provisions as the parties hereto and their counsel consider appropriate;

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     2.   Execution and publication / perfection of registration of Security
          Documents;

     3. The structure utilized to consummate the Acquisition, the terms thereof, the pro forma capitalization of the Borrower after giving effect to the Acquisition, the Bid and the definitive documentation relating thereto (the "Definitive Acquisition Documents") shall be in form and substance reasonably satisfactory to the Arranger (it being understood that the structure and terms of the documentation relating to the Bid in the form delivered to the Arranger prior to the date hereof is satisfactory to the Arranger). Without limiting the generality of the foregoing, (i) the Definitive Acquisition Documents (other than with respect to Phase II) shall be in full force and effect on the Closing Date, and no material provision thereof (including conditions to the Bid) shall have been amended, supplemented, or otherwise modified in any material respect (except as required by the SEC, but provided same does not materially adversely affect the credit risk of the Lenders) or waived, (other than to extend the Bid expiry date through a date no later than 120 days following the original commencement of the Bid) without the prior written consent of the Arranger and (ii) there shall have been validly deposited under the Bid and not withdrawn such Shares constituting the Minimum Shares.

     4. Prior to the initial borrowing under the Credit Facilities or simultaneously therewith, (i) the Bid shall have been completed with respect to the Minimum Shares pursuant to the Definitive Acquisition Documents (and none of such Minimum Shares will have been withdrawn) and the Borrower or Acquisition Co shall be the owner of a number of Shares at least equal to the Minimum Shares and (ii) the cash or cash equivalent in the Borrower and the initial borrowing under the Credit Facilities on the Closing Date shall be sufficient to pay the purchase price for the Shares tendered pursuant to the Bid, to pay fees and expenses of the Borrower due and payable on the Closing Date and anticipated to become due and payable during the immediately succeeding 90 days;

     5. A satisfactory opinion from counsel to the Lenders and counsel to the Borrower on all matters incident to the transactions contemplated herein, as the Lenders may reasonably require;

     6. There shall not exist, in the judgment of the Arranger, any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any regulatory or governmental authority that materially impairs the Bid, Phase II, or the financing thereof, or that would have a material adverse effect on the Borrower, its Material Subsidiaries, and on Target and its Subsidiaries, taken as a whole, the Bid, Phase II, the financing thereof or any of the transactions contemplated hereby;

     7. Satisfactory evidence that all amounts due by the Borrower pursuant to the terms of the Existing Credit Facilities shall be repaid concurrently with the completion of Phase I and that such Existing Credit Facilities shall be cancelled and an undertaking to do so with respect to Target's existing credit facilities if same are not paid out as at the completion of Phase II;

     8. Satisfactory evidence that the Existing Liens and all other Liens charging the property or assets of the Borrower and its subsidiaries have been released and discharged, to the exclusion, however, of any Permitted Liens;

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     9.   Delivery of all other documents, declarations, certificates, agreements and notices that the Lenders and their counsel may reasonably require and which shall be referred to in the Credit Agreement;

     10. Satisfactory evidence that all necessary material regulatory and governmental approvals required in order to effect and complete the Acquisition have been obtained;

     11. Payment of all fees (including reasonable legal fees of Lenders' counsel);

     12.  Absence of a Default or Event of Default.

19.  CONDITIONS PRECEDENT TO FINAL FUNDING AND PHASE II

     As of the date of completion of Phase II and as a condition precedent to the final funding under the Credit Facilities (if any), the following shall be satisfied (or the Arranger shall be reasonably satisfied that same will be satisfied immediately after such advance):

     1. CONTINUED SATISFACTION OF CONDITIONS PRECEDENT TO INITIAL FUNDING. Each of the conditions precedent described under Conditions Precedent to Initial Draw down, above, shall be satisfied as of such date.

     2. COMPLETION OF PHASE II. Phase II shall have been completed pursuant to the Definitive Acquisition Documents, no material provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Arranger (except as contemplated above and including any extensions of the Bid).

     3. SECURITY. The Arranger, for the benefit of the Lenders, shall have been granted perfected first priority security interests in all assets described above under the heading "Security," in each case to the extent such security interests shall not previously have been granted; together with such legal opinions, title insurance and other related documents and materials as the Arranger may reasonably request. However, it is understood that with respect to Target and its Material Subsidiaries, the Borrower shall have undertaken to cause Target and its Material Subsidiaries to provide such Security within 30 days of completion of Phase II.

20.  CONDITIONS PRECEDENT TO EACH SUBSEQUENT DRAWDOWN

     Customary for this type of transaction, including, but not limited to

     1. All representations and warranties are true and accurate in all material respects as at each draw down date;

     2.   Absence of a Default or Event of Default; and

     3.   Delivery of required draw down notices.

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21.  REPRESENTATIONS AND WARRANTIES

     Those representations and warranties relating to the Borrower and the Guarantors (exceptions to be provided in some specified circumstances for non Material Subsidiaries) which are usual and customary for this type of financing, but not limited to: accuracy of financial statements, absence of undisclosed liabilities, corporate existence, no Material Adverse Change, enforceability of credit documentation, compliance with laws, payment of taxes, absence of material litigation, environmental compliance, insurance etc.

22.  COVENANTS

     The Credit Agreement shall contain all affirmative and negative covenants which are customary for financings of this nature and magnitude and all other affirmative and negative covenants that the Lenders may reasonably require, including but not limited to:

     1. Completion of Phase II (which shall occur no later than 90 days after the Closing Date) Within 30 days of such completion, the Borrower will cause Security over Target assets and its subsidiaries to be delivered to the Lenders;

     2. Restrictions on liens and indebtedness subject to (i) a threshold of $10,000,000; (ii) Permitted Liens; and (iii) Permitted Debt;

     3. Restrictions on asset sales or economic equivalent thereof in an aggregate net amount (i.e. net of property purchased in replacement) in excess of 5% of total consolidated assets of the Borrower subject to exceptions (i) for cash sales at fair market value where proceeds pay down Lenders and (ii) for sales to which Lenders consent;

     4.   Restrictions on amalgamations and subsidiary formations;

     5. Restrictions on capital expenditures to a maximum annual aggregate amount not to exceed $7,500,000;

     6. No acquisitions and investments other than (i) the Acquisition; (ii) acquisitions and investments not exceeding in any fiscal year $10,000,000 in the aggregate; and (iii) acquisitions satisfying certain criteria as to the type of industry, the location of assets, capability of assets being subject to the Security, environmental liability as well as absence of Default and Material Adverse Change as a result of such acquisition;

     7. No distribution if (i) the Total Debt to EBITDA ratio is greater than 3.0x; and (ii) the aggregate amount of distributions in any fiscal year were to exceed 10% of the consolidated net income of the Borrower for the previous fiscal year;

     8. If the Total Debt to EBITDA ratio is greater than 3.0x, the aggregate amount of research and development expenses in any fiscal year (other than those required to

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          be accounted for as a result of the Acquisition) shall not exceed 10%
          of the consolidated sales of the Borrower for such fiscal year;

     9. Restrictions limiting related party transactions to fair market value transactions;

     10. With respect to the property and business of the Borrower and its Material Subsidiaries, the Borrower and its Material Subsidiaries will maintain insurance for full insurable value, as well as satisfactory civil liability insurance and upon completion of Phase II the Borrower will do same for target and its Material Subsidiaries;

     11.  Financial information customary for this type of transaction.

23.  FINANCIAL COVENANTS

           Refer to Schedule B.

24.  EVENTS OF DEFAULT

     Customary for this type of transaction, including but not limited to:

     1.   Non-payment of principal, interest, fees and other amounts;
     2.   Violation of covenants;
     3.   Failure of any representations or warranties to be true;
     4.   Cross default to all debt and debt equivalents;
     5.   Material unsatisfied judgements;
     6.   Invalidity of credit documentation;
     7.   Insolvency events;
     8.   Material Adverse Change.

25.  SYNDICATION AND OTHER PROVISIONS

     ASSIGNMENT: Lenders will have the right to assign all or a part of their Loans or Commitments in minimum amounts of $5,000,000 and self participations in all or part of their Loans or Commitments.

     MAJORITY LENDERS: Any amendments other than rate, repayments, amortization, term and security for which the unanimous consent of the Lenders is required shall require the consent of Lenders representing at least 51% of the total Commitment amount of the Credit Facilities.

     EXPENSES: All reasonable legal and out-of-pocket expenses incurred by the Lenders for the preparation, negotiation, execution and administration of the Arrangement Letter and the Credit Documents, are for the account of the Borrower whether or not the definitive credit documentation is executed or the Acquisition or Closing occurs.

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     LAW: The Credit Agreement, its interpretation and its enforcement shall be governed by the laws in force in the Province of Quebec.

     LEGAL COUNSEL TO NBC AND NBF: McCarthy Tefrault LLP

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D    DEFINITIONS

Acquisition                   The acquisition of all Shares, either directly or
                              through a wholly-owned Subsidiary of the Borrower
                              ("Acquisition Co"), by way of a public offer (the
                              "Bid") for a price payable in cash or in securities or any combination thereof and a subsequent merger whereby the shares not previously acquired will be acquired for a price in cash not less than the price payable pursuant to the Bid.

Debt With respect to a person, and without duplication, all obligations that under GAAP should be classified on such person's balance sheet as liabilities or to which reference should be made by footnotes thereto, (i) including, whether or not so classified, guarantees and liens granted in respect of Debt of another person, but (ii) excluding deferred taxes, trade accounts payable, obligations under operating leases and other accrued obligations incurred in the ordinary course of business, but deducting cash and cash equivalents.

EBITDA In respect of any person for any period, an amount equal to net Income for such period, plus, without duplication and to the extend reflected as a charge in the calculation of net income; (i) any provision for current or deferred income taxes;
                              (ii) Interest Expense; (iii) losses from extraordinary, unusual or non-recurring items approved by the Agent (which approval shall not be unreasonably withheld); (iv) in process R&D write offs; (v) any aggregate net loss arising from the sale, exchange or other disposition of capital assets by such person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities); (vi) net losses of affiliates and any other losses in respect of investments which are accounted for on an equity basis; (vii) amount in respect of non-controlling interest, if any; (viii) amortized debt discount;
                              (ix) depreciation and amortization expense; (x) the amount of any deduction as a result of any grant to members of management of the person of any capital stock; and (xi) any other non-cash losses approved by the Agent (which approval shall not be unreasonably withheld) which have been deducted in determining net

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                              income, LESS, without duplication and to the
                              extent reflected as a credit in the calculation of net income; (a) income tax credits (other than R&D tax credits) or reductions in deferred taxes; (b) gains from extraordinary, unusual or non-recurring items; (c) any aggregate net gain arising from the sale, exchange or other disposition or capital assets by such person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities); (d) net profits (other than dividends received and retained) of affiliates and any other profits in respect of Investments which are accounted for on an equity basis; (e) amounts in respect of non-controlling interests, if any; and (f) any other non-cash gains which have been added in determining net income.

Excess Cash Flow              In respect of any period, EBITDA for such fiscal
                              year minus cash Interest Expense, cash taxes, permitted cash dividends, principal repayments on Debt and unfunded capital expenditures, in each case for the said period.

GAAP The generally accepted accounting principles which are in effect from time to time and approved by the American Institute of Certified Public Accountants and included in its handbook concerning accounting treatment or statement of presentation.

Interest Coverage Ratio       In respect of the Borrower at any time, the amount
                              determined in accordance with the formula A/B where:

                                   A   is EBITDA of the Borrower, and

                                   B   is Interest Expense.

Interest Expense              In respect of any person for any period, without
                              duplication, gross interest, as reflected in the financial statements of such person (including that attributable to the interest component of payments under capital leases) including all commissions, discounts and other fees paid or accrued during such period and all charges paid or accrued during such period with respect to letters of credit and letters of guarantee, all as determined in accordance with GAAP; provided that Interest Expense shall exclude unrealized translation gains and losses on foreign exchange and non-cash expenses relative to financial instruments required to be accounted for as interest under GAAP.

Material Adverse Change       Any fact, event or circumstance which, in the
                              Arranger's

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                                              [NATIONAL BANK FINANCIAL LOGO]

                              good faith determination, would materially adversely affect the financial condition, business, assets, operations or prospects of the Borrower and its Subsidiaries and, upon completion of Phase II, Target and its subsidiaries (taken as a whole).

Material Subsidiary           (i) any Subsidiary of the Borrower and Target
                              whose unconsolidated assets or revenues at the end of any fiscal quarter are greater than 2.5% of the consolidated assets or revenues, as applicable, of the Borrower at such time (with revenues being determined on the basis of the four-quarter period ending at such time) provided that the combined assets or revenues of all Non Material
                              Subsidiaries shall not in the aggregate exceed 5% of the consolidated assets or revenues (as applicable) of the Borrower; and (ii) any Subsidiary of the Borrower which at the end of any fiscal quarter owns a patent, trademark or other intellectual property that is material to the operations of the Borrower and its Subsidiaries taken as a whole.

Minimum Shares                A number of Shares sufficient to permit Phase II
                              to occur, but greater than 50.0% of the
                              outstanding Shares of Target on a fully diluted basis

Permitted Debt                (i) $125,000,000 Convertible Subordinated Notes
                              due in 2008, (ii) indebtedness secured by a Permitted Lien, and (iii) Debt to which Lenders consent.

Permitted Liens               (i) liens arising by operation of law, to the
                              extent they have not become enforceable, (ii) liens securing obligations incurred to finance the acquisition or use of assets, up to an aggregate outstanding amount not exceeding $10,000,000 and
                              (iii) first ranking liens securing intercompany loans provided such loans are fully and effectively subject to the Security.

Phase I The acquisition by the Borrower or Acquisition Co of the Minimum Shares

Phase II (i) the acquisition by the Borrower or Acquisition Co of Shares during an extension period of the initial expiry date of the Bid or a subsequent offering period; and (ii) the acquisition of all the remaining outstanding Shares of Target by way of (a) a "short form" merger If Borrower or Acquisition Co acquires at least 90% of Shares pursuant to the Bid or (b) a "long form" merger of the acquiror with Target.

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                                              [NATIONAL BANK FINANCIAL LOGO]

Senior Debt                   Debt excluding the $125,000,000 Convertible
                              Subordinated Notes due in 2008.

Shareholder's Equity          In respect of the Borrower at any time, the
                              aggregate amount of (i) the stated capital of all of the outstanding shares of the Borrower, (ii) accumulated retained earnings, and (iii) the amount, without duplication, of any contributed surplus.

Shares All outstanding Shares of Target together with the associated rights to purchase junior participating preferred shares.

Target                        SALIX Pharmaceuticals Ltd.

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